Exhibit No. 16





December 16, 1998

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Saxton Incorporated and, under the date of March 24, 1998, we reported on the consolidated financial statements of Saxton Incorporated and subsidiaries as of and for the years ended December 31, 1997 and 1996. On December 9, 1998, our appointment as principal accountants was terminated. We have read Saxton Incorporated's statements included under Item 4 of its Form 8-K dated December 16, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with any of the information contained in item 4(e).

                                                    Very truly yours,



                                                    KPMG Peat Marwick LLP